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                                                                    Exhibit 99.1

                                                    Contact: Anita-Marie Hill
                                                             Sitrick And Company
                                                             (310) 788-2850

               National Steel Corp. Announces Asset Sale Agreement
                                 with U.S. Steel

                       Transaction Valued at $950 Million

     Mishawaka, Ind. - January 9, 2003 - National Steel Corporation today announced it has signed an Asset Purchase Agreement ("APA") with United States Steel Corporation ("U. S. Steel") for the sale of substantially all of National Steel's principal steel making and finishing assets. The transaction, which is targeted for completion early in the second quarter of 2003, is valued at approximately $950 million, primarily consisting of cash but including up to $100 million of U. S. Steel common stock and the assumption of certain liabilities approximating $200 million.

     The transaction is subject to a number of conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the execution and ratification of a new collective bargaining agreement by the United Steelworkers of America satisfactory to U. S. Steel for the National Steel employees who will become employees of U. S. Steel.

     National Steel Chairman and Chief Executive Officer Mineo Shimura said that management and the board of directors determined that the proposed sale is consistent

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with the goals of generating value for its stakeholders and preserving the
Company's operations on a going-concern basis, and with the Bush administration's call for consolidation in the domestic steel industry.

     "The transaction we are announcing today represents positive news for our stakeholders," he said. "Under new ownership, the steel businesses that are associated with the assets U.S. Steel is purchasing will continue to operate and to capitalize on the significant improvements we have made during recent years."

     He noted that during the sale process, operations are not expected to change, and National Steel will continue to fulfill its obligations to its customers, suppliers and others without interruption. "Going forward, our customer relationships and the quality of our products and service will remain key priorities," Mr. Shimura stated.

     Under the terms of the APA, which is subject to the approval of the Bankruptcy Court overseeing National Steel's pending Chapter 11 cases in the Northern District of Illinois, U. S. Steel would acquire facilities at National Steel's two integrated steel plants, Great Lakes, in Ecorse and River Rouge, Michigan, and the Granite City Division in Granite City, Illinois, the Midwest finishing facility in Portage, Indiana, the administrative office in Mishawaka, Indiana, various subsidiaries and National's share of the Double G joint venture in Jackson, Mississippi, as well as net working capital related to the acquired assets. The sale does not include National Steel Pellet Company, National Steel's iron ore pellet operation in Keewatin, Minnesota.

     The APA is subject to higher and better offers submitted in accordance with procedures to be approved by the Bankruptcy Court under Sections 363 and 365 of the

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U.S. Bankruptcy Code. A motion to approve the procedures will be filed with the
Court today. It is anticipated that the Judge will rule on this motion later this month.

     As a result of various contingencies that must be satisfied in connection with the transaction with U. S. Steel, National Steel will continue to develop plans to emerge from Chapter 11 bankruptcy as a stand-alone entity. While the agreement with U.S. Steel offers a good solution for National Steel, the Company emphasized that it is not the only or final option. "We believe that the sale to U.S. Steel will be successful, but we will continue to make plans toward emerging from Chapter 11 on a stand-alone basis in the event that it is not," said Mr. Shimura. "Our employees are dedicated to the successful emergence from Chapter 11 and to the continued support of our customers, vendors, and stakeholders," he continued.

     The Company filed its voluntary petition in the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on March 6, 2002.

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About National Steel:

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. For more information about the company, its products and its facilities, please visit the National Steel's web site at www.nationalsteel.com.

     All statements contained in this release, other than historical information, are forward-looking statements. Completion of the potential transaction described in this release is subject to various conditions, risks and uncertainties, and there can be no assurance that the transaction will be consummated. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

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